Exhibit 35.3


[LOGO] MIDLANDLOANSERVICES

March 1, 2008

Mr. Mario Fegan
IMPAC Funding Corporation
1401 Dove St
Newport Beach, CA 92660

                           Impac Secured Assets Corp.
                       Mortgage Pass-Through Certificates
                                  Series 2007-2
                               Servicing Agreement

                              OFFICER'S CERTIFICATE

Pursuant to the requirements of that certain Servicing Agreement (the "Agreement"), it is hereby certified to the Depositor thereunder that on behalf of Midland Loan Services, Inc. (the "Servicer"), (i) a review of the Servicer's activities during the reporting period and of its performance under the Agreement has been made under the undersigned officer's supervision; (ii) to the best of the undersigned officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period or, if there has been a failure to fulfill any such obligation in any material respect, each such failure known to the undersigned officer and the nature and status thereof are set forth below; and (iii) the Servicer has not received any notice regarding qualification, or challenging the status, of any REMIC formed pursuant to the Agreement from the IRS or any other governmental agency or body.

Nature and Status of Failures: None.

                                        MIDLAND LOAN SERVICES, INC.


                                        /s/ Steven W. Smith
                                        ----------------------------------------
                                        Steven W. Smith
                                        President and Chief Operating Officer




A Member of the PNC Financial Services Group
P.O. Box 419127 Kansas City Missouri 64141-6127 www.midlandls.com 913 253 9000 T 913 253 9001 F